Exhibit 21.1

Subsidiaries of Cara Therapeutics, Inc.

Name of Subsidiary	Jurisdiction of Incorporation
Cara Royalty Sub, LLC	Delaware
CT Convergence Merger Sub, Inc.	Delaware